This share transfer involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

November 29, 2019

For Immediate Release

Company:	Nippon Shokubai Co., Ltd.
Representative:	Yujiro Goto, President and Representative Director
(Code Number: 4114, First Section, Tokyo Stock Exchange)
Contacts:	Atsushi Tabata, General Manager of General Affairs Dept.
(Tel: +81-6-6223-9111)

Company:	Sanyo Chemical Industries, Ltd.
Representative:	Takao Ando, President & CEO
(Code Number: 4471, First Section, Tokyo Stock Exchange)
Contacts:	Masaya Yamamoto, Director & Executive Officer in charge of General Affairs
(Tel: +81-75-541-6153)

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Notice Regarding the Execution of a Final Agreement Concerning

the Business Integration by Way of Joint Share Transfer

Between Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd.

As announced in “Notice Regarding the Execution of a Basic Agreement Concerning the Consideration of Business Integration between Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd.” dated May 29, 2019, Nippon Shokubai Co., Ltd. (“Nippon Shokubai”) and Sanyo Chemical Industries, Ltd. (“Sanyo Chemical”) (each, a “Company,” and collectively, the “Companies”) have been carrying out detailed examinations and discussions concerning the business integration between the Companies based on the spirit of mutual trust and equality.

We hereby announce that today, the Companies’ adopted a resolution in their respective extraordinary meeting of the Board of Directors to conduct a business integration (the “Business Integration”) by establishing Synfomix Co., Ltd. (the “Integrated Holding Company”) by way of joint share transfer (the “Share Transfer”), which shall become the parent company of the Companies, and executed a final agreement (the “Final Agreement”) between the Companies based on the spirit of equality. The share transfer plan (the “Share Transfer Plan”) pertaining to the Share Transfer is scheduled to be prepared in early May 2020 (please see below “2. (2) Schedule of the Share Transfer” for more details).

The Business Integration is based on the condition that it will be accepted by the competition authorities in Japan and relevant countries and is planned to be conducted upon preparation of the Share Transfer Plan by the Companies and approval of such plan at the Companies’ annual shareholders meeting. Further, the Companies have the basic policy of carrying out a merger between the Integrated Holding Company and them by around the second anniversary of the date the Share Transfer takes effect (the “Effective Date”), but the specific policies therefor will be determined through discussions between the Companies based on the discussions at various committees, etc. to be established after the Effective Date and in light of business practicality.

Meanwhile, as Sanyo Chemical posted on its website the “Notice Regarding Making SDP Global Co., Ltd. a Wholly Owned Subsidiary” today, in order to contribute to maximizing the integration effect of the Business Integration, Sanyo Chemical will acquire all of the shares of its consolidated subsidiary conducting the superabsorbent polymers business, SDP Global Co., Ltd. (investment ratio: Sanyo Chemical 70%, Toyota Tsusho Corporation 30%), that are held by Toyota Tsusho Corporation.

1. Purpose of the Business Integration

With the group mission “TechnoAmenity - Providing affluence and comfort to people and society, with our unique technology,” Nippon Shokubai, guided by its core catalyst, polymer and organic synthesis technology, has been engaged in the manufacturing of basic chemicals, including acrylic acid and ethylene oxide, as well as the development, manufacture and sale of high-performance functional chemicals and environmental and catalyst products using these basic chemicals as raw materials.

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Guided by its company motto “Let us contribute to building a better society through our corporate activities,” Sanyo Chemical, with its core surface activity control technology, has developed, manufactured and marketed approximately 3,000 types of sophisticated performance chemicals in order to meet the diversified needs of a wide range of industries.

In recent years, the business environment surrounding the chemical industry has become increasingly severe. In Japan, demand for chemicals is expected to decline, causing intense competition between chemical manufacturers. In emerging countries, there is an increase in demand for chemicals, but the rise of manufacturers of emerging countries and increasing scale disparity with European and American chemical giants are resulting in the Japanese chemical industry being less competitive. Meanwhile, the “Sustainable Development Goals (SDGs)” adopted at the United Nations summit held in September 2015 set 17 goals ranging from the end of poverty to the revitalization of the global partnership, and it is expected that companies take steps towards such SDGs as a stakeholder of society. We believe that we can contribute in connection with such 17 goals in many ways using the technical capabilities and problem-solving skills that the Companies have cultivated over the years.

In order to respond to these rapidly changing external circumstances, the Companies have formulated their respective medium-term management plans and are working on changes to create new value. In these medium-term management plans, the Companies have set forth “create value and contribute to society through corporate activities,” “put profitability ahead of sales,” “shift resources to new growth fields (e.g., life science, new energy, electronics),” “accelerate overseas expansion,” and “commit to safety, environment and quality” as management policies.

As described above, each Company has set their respective medium-term management plans and has been working on countermeasures to deal with the changes in the external circumstances, but in the course of discussing the respective management challenges between the Companies, which had a business relationship of trading chemical raw materials from the past, Nippon Shokubai, which holds a group mission, “TechnoAmenity - Providing affluence and comfort to people and society, with our unique technology,” and Sanyo Chemical, which holds a company motto, “Let us contribute to building a better society through our corporate activities,” came to recognize not only the affinity level of their group mission and company motto, which is to contribute to society through corporate activities, is high, but the strengths and business challenges of the respective Companies are in a mutual complementary relationship. Specifically, Nippon Shokubai has its strength in having a value chain of in-house-manufacturing process of basic chemicals and functional chemicals, but on the other hand, is facing a challenge to create new businesses that meets users’ needs. Sanyo Chemical, on the other hand, has its strength in manufacturing and marketing performance chemicals, whose scope of variation extends to approximately 3,000 types, as part of its solution business that addresses customers’ challenges. At the same time, Sanyo Chemical has been facing the issue of its dependence on procurement of major raw materials from external suppliers, including Nippon Shokubai. With such recognition, the Companies were exchanging opinions on various options including a business integration, and have reached an understanding that executing a business integration with each other is the best way to make use of the Companies’ strengths, solve the business challenges and create a synergy effect. Consequently, the Companies came to execute the Final Agreement today.

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By the realization of the Business Integration, the Companies will aim to become a chemical manufacturer with both significant global presence as well as multiple businesses with strengths, by bringing together their respective strengths in sales, manufacturing, research and other capabilities, concentrating management resources and expanding the operating base, and utilizing their respectively cultivated corporate cultures and management strategies at the same time as realizing further changes in business and enhancement of competitiveness. In that light, we will aim to enrich people’s lives in every aspect and contribute to the creation of a sustainable society for the future by hybridizing various possibilities and always challenging uncharted fields as well as producing innovative and unique values.

2. Summary of the Share Transfer

(1) Method of the Share Transfer

The Share Transfer will be conducted by way of joint share transfer, wherein both Companies become wholly owned subsidiaries resulting from the share transfer, and the newly established Integrated Holding Company becomes the wholly owning parent company resulting from the share transfer.

(2) Schedule of the Share Transfer

Resolutions on the execution of the Final Agreement at the Companies’ extraordinary meetings of Board of Directors Execution of the Final Agreement	November 29, 2019 (today)
Record date pertaining to the Companies’ annual shareholders meeting	March 31, 2020
Resolutions on the content of the Share Transfer Plan at the Companies’ extraordinary meetings of the Board of Directors Preparation of the Share Transfer Plan	Early May, 2020 (scheduled)
Approval of the Share Transfer Plan and other items necessary for the Share Transfer at the Companies’ annual shareholders meeting (the “Annual Shareholders Meeting”)	Mid-June, 2020 (scheduled)
Final trading date of the Companies’ common stock	September 28, 2020 (scheduled)
Delisting date of the Companies’ common stock	September 29, 2020 (scheduled)
Effective Date (establishment date of the Integrated Holding Company) Listing of the Integrated Holding Company’s common stock	October 1, 2020 (scheduled)

Note 1       The Share Transfer Plan is scheduled to be prepared in early May 2020, when it is planned that the Companies’ Board of Directors will decide the agendas pertaining to the annual shareholders meetings. With this, the names of the directors and audit & supervisory board at incorporation apart from the representative director at incorporation of the Integrated Holding Company are planned to be decided when preparing and the Share Transfer Plan, but there are no plans to change the various terms pertaining to the Business Integration. Please see below “5. (5) Organization design of the Integrated Group” for the representative director and other directors and audit & supervisory board members at incorporation of the Integrated Holding Company.

Note 2       In cases where the schedule of the Business Integration needs to be changed in light of the progress of the various preparations for the Business Integration such as procedures before the competition authorities in Japan and relevant countries including the business combination review by the Fair Trade Commission or other reasons, the Companies will change and disclose such changes to the schedule upon consultation and agreement.

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(3) Content of the allotment regarding the Share Transfer (share transfer ratio)

	Nippon Shokubai	Sanyo Chemical
Share transfer ratio	1.225	1

Note 1        Share allotment ratio

1.225 shares of the Integrated Holding Company will be allotted and delivered for each share of Nippon Shokubai common stock, and 1 share of the Integrated Holding Company will be allotted and delivered for each share of Sanyo Chemical common stock. The share unit of the Integrated Holding Company will be 100 shares.

With respect to fractional shares that arise in the number of shares of common stock of the Integrated Holding Company that will be delivered to the Companies’ shareholders due to the Share Transfer, the shareholders of such fractional shares will receive the amount of payment corresponding to the value of the fractional portion, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

The aforementioned share transfer ratio may be changed upon consultation and agreement between the Companies in cases where material grounds that affect the share transfer ratio are newly found or such grounds arise, etc. after the execution of the Final Agreement and before the Effective Date.

Note 2       Number of new shares to be delivered by the Integrated Holding Company (scheduled)

Common stock: 70,967,632 shares

The above calculation is based on Nippon Shokubai’s total issued shares of common stock as of September 30, 2019 (40,800,000 shares) and Sanyo Chemical’s total issued shares of common stock as of September 30, 2019 (23,534,752 shares). However, since we plan to cancel all shares of treasury stock (including shares of treasury stock which the respective Companies will obtain through exercise of appraisal rights under the provision of Paragraph 1, Article 806 of the Companies Act with the Share Transfer but excluding Sanyo Chemical’s shares owned by the trust established for the benefit of Sanyo Chemical’s directors, etc.) that the respective Companies own immediately before the Effective Date (the “Base Date”) as practicable in accordance with the resolutions to be adopted at the Companies’ respective meetings of the Board of Directors to be held before the Effective Date, the 922,843 shares of common stock that are treasury stock owned by Nippon Shokubai as of September 30, 2019 and the 1,416,637 shares of common stock that are treasury stock owned by Sanyo Chemical as of September 30, 2019 are excluded from shares subject to the delivery of new shares in the above calculation. Since the number of treasury shares to be actually cancelled before the Base Date is not determined as of today, the number of new shares delivered by the Integrated Holding Company may be changed.

Note 3       Handling of the shares less than one unit

Shareholders of the Companies who will be allotted less than one unit (100 shares) (the “Shares Less Than One Unit”) of the common stock of the Integrated Holding Company as a result of the Share Transfer will not be able to sell its Shares Less Than One Unit on the Tokyo Stock Exchange (the “TSE”) or other financial instrument exchange. Shareholders who will own Shares Less Than One Unit may use the following systems on or after the Effective Date.

(i) Buyback program of Shares Less Than One Unit (selling the Shares Less Than One Unit)

Such shareholder may demand the Integrated Holding Company to purchase the Shares Less Than One Unit that it owns under the provision of Paragraph 1, Article 192 of the Companies Act.

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(ii)	Additional purchase program of Shares Less Than One Unit (additional purchase to constitute one unit)

In accordance with the provision of Paragraph 1, Article 194 of the Companies Act and the provision planned to be setout in the articles of incorporation of the Integrated Holding Company, we are planning to enable such shareholder to additionally purchase the number of shares from the Integrated Holding Company so that the total number of the shares such shareholder owns will constitute one unit (100 shares).

(4) Handling of the stock options and bond with stock options accompanying the Share Transfer

Neither Nippon Shokubai nor Sanyo Chemical, who shall become the wholly owned subsidiaries resulting from the Share Transfer, has issued stock options or bonds with stock options, so this item does not apply.

(5) Handling of the Integrated Holding Company’s shares to be allotted to Nippon Shokubai and Sanyo Chemical

As a result of Nippon Shokubai being allotted shares of the Integrated Holding Company for Sanyo Chemical’s shares that it owns (1,105 thousand shares as of September 30, 2019) and Sanyo Chemical being allotted shares of the Integrated Holding Company for Nippon Shokubai’s shares that it owns (1,267 thousand shares as of September 30, 2019), both in accordance with the share transfer ratio and due to the Share Transfer, Nippon Shokubai and Sanyo Chemical will own their parent company’s, i.e. the Integrated Holding Company’s, shares, but such Integrated Holding Company’s shares are planned to be disposed of in accordance with the provisions of the Companies Act on or after the Effective Date. The method, etc. of such disposal will be announced when it is determined.

3. Grounds of the content of the allotment regarding the Share Transfer, etc.

(1) Grounds and reasons of the content of the allotment

As described in below “(4) Measures to secure fairness,” Nippon Shokubai selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its third party valuation institution and Oh-Ebashi LPC & Partners as its legal advisor in order to secure the fairness of the Share Transfer and the consideration of the Share Transfer, and thereupon, began considering the Share Transfer. As a result of careful consultation and consideration after referring to the share transfer ratio calculation report received from Mizuho Securities, the third party valuation institution, as of November 28, 2019, and legal advises from Oh-Ebashi LPC & Partners, the legal advisor, Nippon Shokubai decided that it is appropriate to conduct the Share Transfer at the share transfer ratio (the “Share Transfer Ratio”) described in above “2. (3) Content of the allotment regarding the Share Transfer (share transfer ratio).”

Meanwhile, as described in below “(4) Measures to secure fairness,” Sanyo Chemical selected Nomura Securities Co., Ltd. (“Nomura Securities”) as its third party valuation institution and Nishimura & Asahi as its legal advisor in order to secure the fairness of the Share Transfer such as the consideration in it, and thereupon, began considering the Share Transfer. As a result of careful consultation and consideration after referring to the share transfer ratio calculation report received from Nomura Securities, the third party valuation institution, as of today, and legal advises from Nishimura & Asahi, the legal advisor, Sanyo Chemical decided that it is appropriate to conduct the Share Transfer at the Share Transfer Ratio.

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As described above, Nippon Shokubai and Sanyo Chemical have reached the final conclusion that the Share Transfer Ratio is appropriate as a result of careful consultation between the Companies regarding the Share Transfer Ratio by comprehensively taking into account the elements such as the Companies’ financial conditions, share conditions and future prospects given the results of the due diligence conducted mutually by the Companies and respectively taking into consideration the calculation results of the Share Transfer Ratio by the third party valuation institutions, and thus decided the Share Transfer Ratio at the Companies’ meetings of the Board of Directors held today and agreed on the same.

(2) Items regarding the calculation

(i)       Names of the valuation institutions and their relationships with the Companies

Both Mizuho Securities, acting as Nippon Shokubai’s financial advisor (third party valuation institution), and Nomura Securities, acting as Sanyo Chemical’s financial advisor (third party valuation institution), are not related parties of Nippon Shokubai or Sanyo Chemical and have no material relationship of interest that should be stated in connection with the Share Transfer.

(ii)       Outline of the valuation

In order to ensure fairness in the valuation of the Share Transfer Ratio, Nippon Shokubai selected Mizuho Securities as its third party valuation institution and Sanyo Chemical selected Nomura Securities as its third party valuation institution, and they respectively requested them to valuate and analyze the Share Transfer Ratio.

As a part of its analyses of the Share Transfer Ratio, Mizuho Securities conducted a historical reference share price analysis because each Company’s common shares are listed on the First Section of the TSE and the market prices are available for each Company’s shares, as well as a comparable companies analysis because there are multiple companies that are comparable to each Company and Mizuho Securities could estimate each Company’s share value by comparing it with those of the comparable companies. Furthermore, in order to reflect the status of future business activities of the Companies on its evaluation, Mizuho Securities conducted a discounted cash flow method (“DCF Analysis”). The results of each analysis are indicated below. The respective ranges for the Share Transfer Ratio represent the number of common shares of the Integrated Holding Company to be allotted for one common share of Nippon Shokubai, assuming that one common share of the Integrated Holding Company is allotted for one common share of Sanyo Chemical.

Analysis Method	Range of share transfer ratio
Historical Reference Share Price Analysis	1.19 to 1.34
Comparable Companies Analysis	0.94 to 1.43
DCF Analysis	0.89 to 1.44

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In the historical reference share price analysis, Mizuho Securities used November 28, 2019 (the “Reference Date”) as the reference, and used the closing price on the Reference Date, and the simple average closing prices for the week until the Reference Date, the one-month period until the Reference Date, the three-month period until the Reference Date, and the six-month period until the Reference Date.

For the analyses of the Share Transfer Ratio, Mizuho Securities has used information provided by the Companies and public information. Mizuho Securities has assumed the accuracy and completeness of all materials and information, and has not independently verified the accuracy or completeness of such materials and information. Also, Mizuho Securities has not undertaken an independent evaluation, appraisal or assessment of the assets or liabilities (including contingent liabilities), on an aggregate or individual basis, of the Companies or any of their respective affiliates, nor did it make any such request to a third party. Furthermore, it assumes that the business outlook and financial forecasts of the Companies (including profit plans and other information) (“Business Plan”) are reasonably prepared based on the best-available estimates and judgment of the management of the Companies.

The Business Plan of Nippon Shokubai used as the basis for the DCF analysis by Mizuho Securities, includes fiscal year with expected substantial earnings increase or decrease. Specifically, the earnings for the fiscal year ending March 2021 is expected to increase substantially on a year-on-year basis, due to improvement in profitability of the superabsorbent polymers business and acrylic acid business. On the other hand, the business plan of Sanyo Chemical used as the basis for the DCF analysis by Mizuho Securities, does not include fiscal years with expected substantial earnings increase or decrease.

As part of its analysis of the share transfer ratio, Nomura Securities conducted a market share price analysis because both Sanyo Chemical’s and Nippon Shokubai’s shares are listed on the First Section of the TSE and market prices are available for each Company’s shares, as well as a comparable companies analysis because there are multiple listed companies that are comparable to each Company and Nomura Securities could estimate each Company’s share value by comparing it with those of the comparable companies. Furthermore, in order to reflect future business activities, Nomura Securities conducted a DCF Analysis.

The result of each analysis is indicated below. The respective ranges for the share transfer ratio represent the number of common shares of the Integrated Holding Company to be allotted for one common share of Nippon Shokubai, assuming that one common share of the Integrated Holding Company is allotted for one common share of Sanyo Chemical.

Analysis Method	Range of share transfer ratio
Market Share Price Analysis	1.235 to 1.284
Comparable Companies Analysis	0.930 to 1.526
DCF Analysis	1.167 to 1.384

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In the market share price analysis, Nomura Securities used November 28, 2019 (the “Reference Date”) as the reference, and used the closing price on the Reference Date, the average closing price for the five business days from November 22, 2019 until the Reference Date, the average closing price for the one-month period from October 29, 2019 until the Reference Date, the average closing price for the three-month period from August 29, 2019 until the Reference Date, and the average closing price for the six-month period from May 29, 2019 until the Reference Date.

For the analysis of the Share Transfer Ratio, Nomura Securities has used information provided by the Companies and public information. Nomura Securities has assumed the accuracy and completeness of all materials and information, and has not independently verified the accuracy or completeness of such information. Also, Nomura Securities has not made any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities), on an aggregate or individual basis, of the Companies and their respective affiliates, nor did it make any request to a third party for an appraisal or assessment. Nomura Securities’ analysis of the Share Transfer Ratio reflects information and economic conditions as of November 28, 2019, and it assumes that the financial forecasts and other information related to the future of Sanyo Chemical were reasonably prepared by the management of Sanyo Chemical based on the best and bona fide estimates and judgment currently available, that such information concerning Nippon Shokubai was reasonably reviewed and confirmed by the management of Sanyo Chemical based on the best and bona fide estimates and judgment currently available, and that the future financial condition of Sanyo Chemical and Nippon Shokubai will be consistent with such projections.

The future profit plans for the Companies that was used by Nomura Securities as the basis for the DCF Analysis does not anticipate a significant increase or decrease in profit. The Business Plans did not assume that the Share Transfer would be implemented.

(3) Forecast and grounds regarding the delisting and the listing application of the Integrated Holding Company

The Companies plan to apply to newly list (technical listing) the Integrated Holding Company’s stock on the First Section of the TSE, and the planned listing date is October 1, 2020. Further, since the Companies will become wholly owned subsidiaries of the Integrated Holding Company as a result of the Share Transfer, prior to the listing of the Integrated Holding Company, the common stock of the Companies are planned to be delisted as of September 29, 2020, but when the listing of the Integrated Holding Company’s shares has been approved, since the common stock of the Integrated Holding Company which will be allotted to the Companies’ shareholders as of the Effective Date will have been listed on the TSE, with regard to the Integrated Holding Company’s shares consisting of one unit (100 shares) or more which have been delivered to the Companies’ shareholders as a result of the Share Transfer in accordance with the number of shares which they owned, the shareholders of the Companies may continue to trade such Integrated Holding Company’s shares on the TSE.

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The specific listing date of the Integrated Holding Company’s shares and the delisting date of the Companies’ shares will be determined in accordance with the TSE rules.

(4) Measures to secure fairness

The Companies have taken the below measures in order to secure fairness in the Business Integration such as fairness in the Share Transfer Ratio.

(i)       Obtaining reports on share transfer ratio calculation and a fairness opinion from independent third party valuation institutions

As described in above “(1) Grounds and reasons of the content of the allotment,” Nippon Shokubai selected Mizuho Securities to act as its third party valuation institution and received the share transfer ratio calculation report to rely on as the basis of the agreement on the Share Transfer Ratio and has obtained a fairness opinion dated November 28, 2019 to the effect that the Share Transfer Ratio in the Share Transfer as being appropriate for the owners of Nippon Shokubai’s common stock from the financial perspective. Please see Appendix 1 for critical assumptions, etc. regarding the fairness opinion by Mizuho Securities.

As described in above “(1) Grounds and reasons of the content of the allotment,” Sanyo Chemical selected Nomura Securities to act as its third party valuation institution and received the share transfer ratio calculation report to rely on as the basis of the agreement on the Share Transfer Ratio and has obtained a fairness opinion from Nomura Securities as of today to the effect that the Share Transfer Ratio in the Share Transfer as being appropriate for Sanyo Chemical from the financial perspective. Please see Appendix 2 for critical assumptions, etc. regarding the fairness opinion by Nomura Securities Co., Ltd.

(ii)       Advises from independent law firms

In conducting the Business Integration, Nippon Shokubai selected Oh-Ebashi LPC & Partners and Sanyo Chemical selected Nishimura & Asahi to act as their respective legal advisors who are independent from the Companies and received legal advises respectively in conducting the due diligences and also on the procedures of the Business Integration, methods and processes of the decision making, etc.

(iii)       Advises from independent accounting firms and tax accountant offices

In conducting the Business Integration, Nippon Shokubai selected KPMG AZSA LLC., KPMG Tax Corporation and PwC Tax Japan and Sanyo Chemical selected Deloitte Tohmatsu Financial Advisory LLC and Deloitte Tohmatsu Tax Co. to act as their respective accounting and tax advisors who are independent from the Companies and received advises in conducting the due diligences.

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(5) Methods to avoid conflict of interest

Since there is no conflict of interest between Nippon Shokubai and Sanyo Chemical in conducting the Business Integration, the Companies have not taken any special measures.

4. Outline of Companies of the Share Transfer (as of September 30, 2019)

(1)	Name	Nippon Shokubai Co., Ltd.		Sanyo Chemical Industries, Ltd.
(2)	Location	4-1-1 Koraibashi, Chuo-ku, Osaka		11-1, Ikkyo Nomoto-cho, Higashiyama-ku, Kyoto
(3)	Title and name of representative	Yujiro Goto, President and Representative Director		Takao Ando, President & CEO
(4)	Description of business	Manufacturing and sales of chemicals, etc.		Manufacturing and sales of performance chemicals, etc.
(5)	Capital	25,038 million yen		13,051 million yen
(6)	Incorporated on	August 21, 1941		November 1, 1949
(7)	No. of issued shares	Common stock 40,800,000 shares		Common stock 23,534,752 shares
(8)	Fiscal year end	March 31		March 31
(9)	No. of employees	4,541 (consolidated)		2,072 (consolidated)
(10)	Major customers	Chemical wholesale distributors, chemical manufacturers, etc.		Chemical wholesale distributors, chemical manufacturers, etc.
(11)	Main bank	Resona Bank, Limited Mizuho Bank, Ltd. MUFG Bank, Ltd.		Sumitomo Mitsui Trust Bank, Limited Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd. Mizuho Bank, Ltd.
(12)	Major shareholders and their shareholding ratio	Sumitomo Chemical Co., Ltd.	6.84%	Toyota Tsusho Corporation	19.38%
		JXTG Holdings, Inc.	5.33%	Toray Industries, Inc.	17.30%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	4.43%	Japan Trustee Services Bank, Ltd. (Trust Account)	5.76%
		Japan Trustee Services Bank, Ltd. (Trust Account)	4.10%	Nippon Shokubai Co., Ltd.	5.00%
		National Mutual Insurance Federation of Agricultural Cooperatives	4.03%	JXTG Holdings, Inc.	4.80%
		NORTHERN TRUST CO. (AVFC) RE SILCHESTER INTERNATIONAL INVESTORS INTERNATIONAL VALUE EQUITY TRUST (Standing proxy: Tokyo Branch, The Hongkong and Shanghai Banking Corporation Limited)	3.71%	The Master Trust Bank of Japan, Ltd. (Trust Account)	4.31%
		Resona Bank, Limited	3.44%	JPMorgan Securities Japan Co., Ltd.	2.59%
		Sanyo Chemical Industries, Ltd.	3.17%	GOVERNMENT OF NORWAY (Standing proxy: Citibank, N.A., Tokyo Branch)	2.19%
		NORTHERN TRUST CO. (AVFC) RE U.S. TAX EXEMPTED PENSION FUNDS (Standing proxy: Tokyo Branch, The Hongkong and Shanghai Banking Corporation Limited)	2.51%	Sanyo Chemical Employees’ Stock Ownership Association	2.16%
		Mizuho Bank, Ltd.	2.37%	Japan Trustee Services Bank, Ltd. (Trust Account)	1.15%

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(13)	Relationship between the Companies
	Capital ties

Nippon Shokubai holds 5.00% (1,105 thousand shares) of the total number of issued shares of Sanyo Chemical.

Sanyo Chemical holds 3.17% (1,267 thousand shares) of the total number of issued shares of Nippon Shokubai,

	Personnel ties	None
	Trade ties	Nippon Shokubai and Sanyo Chemical engage in business transactions, such as the purchase and sale of chemicals, with each other.
	Status applicable to the parties	None
(14)	Results of operations and financial conditions for the past three years (Unit: million yen)
		Nippon Shokubai			Sanyo Chemical
	Settlement of account	Fiscal year ended March 2017	Fiscal year ended March 2018	Fiscal year ended March 2019	Fiscal year ended March 2017	Fiscal year ended March 2018	Fiscal year ended March 2019
	Consolidated net assets	292,275	316,188	329,227	127,651	136,270	132,623
	Consolidated total assets	433,610	480,316	481,668	186,863	199,179	193,630
	Consolidated net assets per share (yen)	7,238.33	7,750.24	8,099.97	5,515.51	5,901.23	5,868.58
	Consolidated sales	293,970	313,939	338,869	150,166	161,692	161,599
	Consolidated operating profit	21,151	25,610	26,170	13,647	11,999	12,919
	Consolidated ordinary profit	24,664	-	-	15,341	13,866	15,205
	Profit attributable to owners of parent	19,361	22,641	23,849	10,192	9,272	5,345
	Consolidated net profit per share (yen)	478.36	567.71	598.05	462.28	420.57	242.50
	Cash dividend per share (yen)	150.00	160.00	170.00	100.00	110.00	125.00

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Note 1:       Treasury shares are not taken into account in the list of major shareholders. Also, the shareholding ratio is calculated excluding treasury shares. Sanyo Chemical’s shares owned by the trust established for the benefit of Sanyo Chemical’s directors, etc. are included in the number of shares owned by Japan Trustee Services Bank, Ltd. (Trust Account) and not included in the number of treasury shares to be deducted in the calculation of the shareholding ratio.

Note 2:       Nippon Shokubai began to use the International Financial Reporting Standards (the “IFRS”) to the consolidated financial statements from the fiscal year ended March 2019. IFRS was used for the consolidated financial statements for the fiscal years ended March 2018 and March 2019 and accounting standards in Japan was used for those ended March 2017. “Consolidated net assets,” “Consolidated total assets,” “Consolidated net assets per share,” “Consolidated sales,” “Consolidated operating profit,” “Profit attributable to owners of parent” and “Consolidated net profit per share” are respectively, Nippon Shokubai’s figures of “Total equity,” “Total assets,” “Equity attributable to owners of parent per share,” “Revenue,” “Operating profit,” “Profit attributable to owners of parent,” “Basic earnings per share” on consolidated basis calculated based on the IFRS, and “Consolidated ordinary profit” has been omitted since there is no applicable item.

Note 3:       Consolidated sales of the Companies do not include consumption tax and other taxes.

Note 4:       Sanyo Chemical started the application of “Partial Amendments to Accounting Standard for Tax Effect Accounting” (ASBJ Statement No. 28, February 16, 2018), etc. for fiscal year ended March 2019 onward, so the consolidated total assets for fiscal year ended March 2018 are figures obtained by retroactively applying such accounting method, etc.

Note 5:       Sanyo Chemical conducted a reverse stock split at a ratio of one share for every five shares of common stock on October 1, 2016. In connection with this, the consolidated net assets per share and consolidated net profit per share figures are based on the hypothetical assumption that Sanyo Chemical conducted the reverse stock split at the beginning of the fiscal year ended March 2017. Further, figures for the dividends per share for the fiscal year ended March 2017 are amounts that take into account the reverse stock split.

Note 6:       In calculating Sanyo Chemical’s consolidated net profit per share, Sanyo Chemical’s shares owned by the trust established for the benefit of Sanyo Chemical’s directors, etc. are included in the shares of treasury stock to be deducted in the calculation of the average number of shares during the respective fiscal year.

Note 7:       Nippon Shokubai began to use the IFRS 16 “Leases” (published in January 2016) (the “Standard”) from the fiscal year ending March 2020. In applying the Standard, Nippon Shokubai has adopted the method to recognize the cumulative effect due to the adoption of the Standard on the commencement date of the adoption, which is accepted as transitional measures, and recognized 5,800 million yen of right-of-use asset and 5,789 million yen of lease liabilities as of the commencement date of the adoption.

5. Status of the company to be newly established (the Integrated Holding Company) by the Share Transfer

(1) Visions of the Integrated Group (collective definition for the Integrated Holding Company as well as its subsidiaries and affiliates)

We will create innovative and unique values by going beyond various internal and external organizations, respecting diverse values, hybridizing various possibilities and always challenging uncharted fields. We will also constantly commit to safety and harmonize with the environment in order to be continuingly trusted from the society.

In addition, we will promote creating an employee-friendly work environment wherein each employee can realize work worthiness.

Further, through these activities, we will address social issues and enrich people’s lives in every aspect and contribute to the creation of a sustainable society for the future.

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(2) Trade name of the Integrated Holding Company

Synfomix Co., Ltd. (Phonetic symbol: sínfəmɪks)

The trade name “Synfomix” is a coined word meaning [Syn/Together]/[X/hybridize, unknown]/[Symphony]. It also has the meaning of [Mixing] [Synthesis] and [Formulation] technologies. We put in our thoughts to create values that prosperously vitalizes the society by exploring the undiscovered potential of chemistry, working together and hybridizing various possibilities.

(3) Basic strategies for post-Business Integration

The Integrated Group will aim to become a chemical manufacturer with both significant global presence as well as multiple businesses with strength by combining Nippon Shokubai’s value chain of competitive materials and Sanyo Chemical’s solution business that addresses customers’ challenges.

Specifically, since the operation will be carried out as one integrated group while maintaining the Companies’ respective juridical personalities, we will enhance the competitiveness of the fundamental business and accelerate the efforts directed to growth area by restructuring the business into two divisions - the “Materials” division, which will aim at providing high-quality and cost-competitive materials, and the “Solutions” division, which will aim at solving customers’ challenges by providing unique functions not provided by other companies.

Further, by utilizing the “Materials” division’s fundamental products to the “Solutions” division’s high-value added products, the Integrated Group will aim to strengthen its proposal capabilities in the global market.

The “Materials” division will work on thorough cost reductions by fully utilizing the value chain of the fundamental products such as ethylene oxide and acrylic acid and globally provide high-quality materials used in various industrial products with its high production technology capability. Especially, the superabsorbent polymers business will aim at quality improvement and cost reduction by combining the Companies’ production technology capabilities and research and development abilities, thereby achieving a sound development.

Meanwhile, the “Solutions” division will aim at addressing customers’ challenges by providing unique functions not provided by other companies, thereby achieving improvement of profitability of the business.

Specifically, the “Solutions” division will be further divided into three business segments (Industrial, Personal, and Energy & Electronics) and aim at nurturing multiple strong and highly profitable businesses, thereby achieving sustainable long-term growth. Especially, we will concentrate our management resources into Personal and Energy & Electronics in order to promote development.

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- Industrial: The Industrial segment will contribute to the realization of adding high value to industrial products by satisfying the needs of the major industries worldwide such as mobility, paint & coating.

- Personal: The Personal segment will contribute to improving people’s living comfortabilities by addressing the market’s demands related to living, health, medical care and beauty.

- Energy & Electronics: The Energy & Electronics segment will contribute in providing devices that people never had before and satisfy the needs of the expanding new energy market and electronic & information materials market.

Segments	Major Products
Materials	- Ethylene oxide, ethylene glycols, ethanolamines - Acrylic acid, acrylates, acrylic hydroxy monomers - Superabsorbent polymers - Maleic anhydride, maleic anhydride derivatives
Solutions

[Industrial]

- Permanent antistatic agents

- Coating resins

- Polymers for concrete admixture

- Polymer flocculants

- Catalysts for environmental preservation

- Raw materials for automobile foam

- Lubricating oil additives

- Dispersant/defoamer

[Personal]

- Detergents for household use

- Substrates/raw materials for cosmetics

- Hemostatic agents/reagents for medical use

[Energy & Electronics]

- New-type lithium-ion battery

- Electrolytes for capacitors, electrolytes for batteries

- Resins for optical materials

- Spherical fine particles

- Resist agent

- Toner resins

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(4) Effect of the Business Integration

The Companies aim to achieve effects of the Business Integration in an annual amount of 10 billion yen within 5 years of the Business Integration. We will further strive for additional integration effects and work for early realization of the same. The breakdown and details are as follows:

	Major items	Target Business Integration effect (annual)
Manufacturing and sales	- Enhancing competitiveness by integrating the superabsorbent polymers technology and optimizing operation;
	- Enhancing competitiveness by integrating the chemicals technology such as ethylene oxide derivatives technology and optimizing production/location; etc.	4.5 billion yen
Procurement and logistics (Back-office division)	- Procurement cost reduction by joint purchasing; - Cost reduction by optimizing logistics; - Improving productivity by integrating the back-office divisions; etc.	2.5 billion yen
Creation of new businesses

- Accelerate commercialization of new products by selection and concentration of resources;

- Expansion of business by strengthening the provision of solutions in the peripherals of the existing businesses; etc.

3 billion yen
Total		10 billion yen

(5) Organization design of the Integrated Group

In order to smoothly carry out and achieve the purpose of the Business Integration as well as to contribute to maximizing the effects of integration, the Companies have agreed in the Final Agreement as follows regarding the organizations and executives of the Integrated Holding Company.

(i) Organizations of the Integrated Holding Company

The Integrated Holding Company will be a company with an audit & supervisory board, and will voluntarily establish, as an advisory body to the Board of Directors, a Nomination and Remuneration Committee consisting of Directors including the Chairman and Representative Director and the President and Representative Director with the President and Representative Director serving as the chair. The majority of the members of the Nomination and Remuneration Committee will be external directors.

(ii) Representative Directors of the Integrated Holding Company

The Integrated Holding Company will have two representative directors, a Chairman and Representative Director and a President and Representative Director. The President and Representative Director will serve as the chair of meetings of shareholders and the Board of Directors of the Integrated Holding Company. Regarding the representative directors at incorporation of the Integrated Holding Company, it has been agreed that each Company will nominate one person as the representative director among the directors at incorporation of the Integrated Holding Company whom they respectively nominated and specifically, the representative directors at incorporation of the Integrated Holding Company is planned to be as follows:

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Chairman and Representative Director	Takao Ando (Current President & CEO of Sanyo Chemical)

President and Representative Director	Yujiro Goto (Current President and Representative Director of Nippon Shokubai)

(iii) Directors and audit & supervisory board members at incorporation of the Integrated Holding Company

Regarding the structure of internal directors at incorporation of the Integrated Holding Company (meaning the directors at incorporation of the Integrated Holding Company and those who are not external directors), we are contemplating a total of nine persons consisting of the Chairman and Representative Director, the President and Representative Director and others in charge of seven sectors, namely, administration, corporate planning, business planning, production, research, materials division and solutions division, wherein Nippon Shokubai is expected to nominate five persons and Sanyo Chemical to nominate four persons as director candidates. Further, regarding the structure of internal audit & supervisory board members at incorporation (meaning the audit & supervisory board members at incorporation of the Integrated Holding Company and those who are not external audit & supervisory board members), we are contemplating that each Company nominate one audit & supervisory board member candidate. The five director candidates planned to be appointed as external directors at incorporation (meaning directors at incorporation of the Integrated Holding Company and those who are external directors) and three audit & supervisory board member candidates who are planned to be appointed as external audit & supervisory board members at incorporation (meaning the audit & supervisory board members at incorporation of the Integrated Holding Company and those who are external audit & supervisory board members) are not included in the aforementioned candidates. The specific names of the candidates will be continued to be discussed and examined in good faith between the Companies based on the principle of placing the right people in the right jobs and determined when preparing the Share Transfer Plan.

(iv) Executive officers of the Integrated Holding Company

Executive officers of the Integrated Holding Company will be continued to be discussed and examined in good faith between the Companies based on the basic policy of placing the right people in the right jobs and fair and equitable staffing.

(v) Organization design of the Companies

Our basic policy regarding the Companies’ post-Business Integration management structure is that we will continue to consult in good faith and decide on the same at the Integrated Holding Company’s meeting of the Board of Directors to be held on or after the Effective Date.

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(6) Function of the Integrated Holding Company

Upon the Business Integration, the Integrated Holding Company will be in charge of the operation and management of the entire Integrated Group. Further, our basic policy is that the Companies’ corporate planning, finance and accounting, legal, general affairs, HR, IR/PR, internal audit, research planning and management, production planning and management, RC (responsible care), purchasing and logistics and other back-office divisions will be integrated into the Integrated Holding Company on the Effective Date.

(1)	Trade name	Synfomix Co., Ltd. (Phonetic symbol: sínfəmɪks)
(2)	Location of main head office functions

It is contemplated that the Integrated Holding Company will have its head office functions in the City of Osaka and in the 23-ward area of Tokyo. The locations of head office functions as of the Effective Date are as follows:

Osaka Head Office     4-1-1 Koraibashi, Chuo-ku, Osaka

Tokyo Head Office    1-2-2 Uchisaiwai-cho, Chiyoda-ku, Tokyo

(3)	Location of the registered head office	11-1, Ikkyo Nomoto-cho, Higashiyama-ku, Kyoto
(4)	Representatives

Chairman and Representative Director    Takao Ando (Current President & CEO of Sanyo Chemical)

President and Representative Director    Yujiro Goto (Current President and Representative Director of Nippon Shokubai)

(5)	Description of business	Manufacturing and sales business of chemicals, performance chemicals; business management of subsidiaries, etc. conducting such businesses and businesses accompanying or related thereto
(6)	Capital	28,000 million yen
(7)	Net assets (consolidated)	To be decided
(8)	Total assets (consolidated)	To be decided
(9)	Fiscal year end	March 31
(10)	Stock Exchange	TSE
(11)	Financial auditor	Ernst & Young ShinNihon LLC

(7) Policy for distributions to shareholders

The Integrated Holding Company will have the basic policy of paying dividends with due consideration to an appropriate level of internal reserves and aiming to increase the level of dividends in the medium to long term.

In the Final Agreement, it has been agreed that Nippon Shokubai may pay a maximum dividend of 90 yen per share of common stock with respect to the record date of March 31, 2020 and a maximum dividend of 90 yen per share of common stock with respect to the record date of September 30, 2020, and Sanyo Chemical may pay a maximum dividend of 70 yen per share of common stock with respect to the record date of March 31, 2020 and a maximum dividend of 70 yen per share of common stock with respect to the record date of September 30, 2020.

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(8) Staffing

In order to smoothly carry out and achieve the purpose of the Business Integration as well as to contribute to maximizing the effects of integration, in terms of staffing and treatment to employees of the Integrated Group, the Companies will treat employees based on the principle of placing the right people in the right jobs and in a fair and equitable manner without regard to their origin, and will not unfairly treat any employee of the Integrated Group based on that employee’s origin or other factors.

Further, the Companies will have the following basic policies with respect to staffing and treatment of employees of the Integrated Group:

(i)	Employees to be newly recruited for the Integrated Group shall be promptly transferred to employment by the Integrated Holding Company on or after the Effective Date.

(ii)	No personnel reductions will be made due to the Business Integration.

(iii)	No disadvantageous changes will be made with respect to employee treatment for several years after the execution of the Business Integration. In the future, with the basic policy of maintaining work conditions under the Companies’ existing systems, the Companies aim to integrate those existing systems into a new system incorporating the merits of each system to a maximum extent.

6. Outline of the accounting treatment of the Business Integration

In terms of the accounting treatment of the Business Integration, the Business Integration is expected to be considered an acquisition under the Accounting Standard for Business Combinations, and thus it is expected that the purchase method will be applied. Further, the amount of goodwill (or negative goodwill) arising from the Business Integration has not been determined yet.

7. Future outlook

The business forecast of the Integrated Holding Company will be announced as soon as it has been determined. After the execution of the Final Agreement, we will establish a medium-term management plan for the Integrated Group upon considering factors such as its business circumstances and future business strategies and announce the same around April 2021.

End

(Reference) Consolidated performance forecast of fiscal year ending March 2020 (disclosed on November 6, 2019) and consolidated performance results of fiscal year ended March 2019 of Nippon Shokubai (Unit: million yen)

Nippon Shokubai	Revenue	Operating profit	Profit before tax	Profit attributable to owners of parent	Basic earnings per share (yen)
Consolidated performance forecast of fiscal year ending March 2020	325,000	17,500	21,000	16,000	401.23
Consolidated performance results of fiscal year ended March 2019	338,869	26,170	32,119	23,849	598.05

Note 1: Nippon Shokubai uses the IFRS in calculating the consolidated performance forecast.

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(Reference) Consolidated performance forecast of fiscal year ending March 2020 (disclosed on November 1, 2019) and consolidated performance results of fiscal year ended March 2019 of Sanyo Chemical (Unit: million yen)

Sanyo Chemical	Net sales	Operating income	Ordinary income	Profit attributable to owners of parent	Net income per share (yen)
Consolidated performance forecast of fiscal year ending March 2020	160,000	12,500	13,000	8,500	385.57
Consolidated performance results of fiscal year ended March 2019	161,599	12,919	15,205	5,345	242.50

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This press release includes “forward-looking statements” that reflect the plans and expectations of Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd. in relation to, and the benefits resulting from, their business integration described above. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the Companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the Companies (or the Integrated Holding Company) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

The Companies undertake no obligation to publicly update any forward-looking statements after the date of this press release. Investors are advised to consult any further disclosures by the Companies (or the Integrated Holding Company) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic and business conditions in and outside Japan;
(2)	changes in resource prices such as crude oil and changes in exchange rates;
(3)	changes in the competitive landscape, including the changes in the competition environment and the relationship with major customers;
(4)	changes in interest rates on loans, corporate bonds and other indebtedness of the Companies, as well as changes in financial markets;
(5)	changes of assets (including pension assets) such as securities;
(6)	changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;
(7)	increases in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;
(8)	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;
(9)	the Companies being unable to complete the Business Integration due to reasons such as that the Companies not being able to implement the necessary procedures including approval of the agreement with regard to the Business Integration by the shareholders’ meetings of the Companies, and any other reasons;
(10)	delays in the review process by the relevant competition law authorities or the clearance of the relevant competition law authorities or other necessary approvals being unable to be obtained; and
(11)	inability or difficulty of realizing synergies or added value by the Business Integration by the Integrated Group

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Appendix 1: Assumptions, etc. of Mizuho Securities’ Fairness Opinion

Mizuho Securities issued a written opinion (the “Opinion”) on November 28, 2019 to the effect that the Share Transfer Ratio is appropriate for Nippon Shokubai’s common shareholders from a financial point of view, and it assumed the following points upon that issuance.

For the purpose of the expression of its opinion in the Opinion, Mizuho Securities has relied on and assumed the accuracy and completeness of all public information reviewed by Mizuho Securities and all financial information and other information (the “Information”) that the Companies provided to Mizuho Securities or that Mizuho Securities discussed with the Companies, and that formed the substantial basis of the analysis in the Opinion. Furthermore, Mizuho Securities has not independently verified the accuracy or completeness of the Information and does not bear a responsibility or duty to make such an independent verification. If there was a matter that would render materially inaccurate the Information, or there was a fact or situation that was not disclosed at the time of the delivery of the Opinion or that occurred after the delivery of the Opinion (including facts that potentially existed at the time of the delivery of the Opinion and later became clear), it is possible that the conclusion expressed in the Opinion would be different. Mizuho Securities has assumed that the management of Nippon Shokubai is not aware of any facts that would render incomplete or invite misleading of the financial information and other information that was provided to Mizuho Securities or that Mizuho Securities discussed with Nippon Shokubai.

Furthermore, Mizuho Securities has assumed that financial forecasts and other information regarding the future provided to Mizuho Securities (including forecasts regarding future profits and expenses, expectations of expenses reductions, and the Companies’ business plans) have been reasonably prepared by the Companies’ management based on the best currently available forecasts and judgments of the future business results and financial status of the Companies and their respective affiliates. Mizuho Securities has relied on those financial forecasts and business plans without conducting any independent verifications of the feasibility of those financial forecasts and business plans, and Mizuho Securities is not expressing any judgment on the analyses or forecasts that are referenced in the Opinion, or on the assumptions that are the basis for those analyses or forecasts. In regard to synergy effects from the Business Integration, at the time of the delivery of the Opinion, Mizuho Securities is not aware of any matters that allow the quantitative evaluation of the possibility of a material effect on the expression of its opinion, and they have not been incorporated into the review under the Opinion.

With the consent of Nippon Shokubai, Mizuho Securities has used assumptions that it considers reasonable and appropriate regarding information that was requested by Mizuho Securities during the preparation of the Opinion (i) that was not provided or disclosed by the Companies, (ii) that although provided or disclosed has an uncertain effect on the corporate value of the Companies at the present time, or (iii) that Mizuho Securities was unable to use as the basis of its evaluation even by other methods. It is possible that the conclusion expressed in the Opinion would be different if such assumptions prove to be incorrect in material aspects.

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Mizuho Securities has assumed that this transaction is not taxable with respect to the Companies under the Corporation Tax Act of Japan, and that other tax issues regarding this transaction will not affect the Share Transfer Ratio. Furthermore, Mizuho Securities has assumed, without conducting an independent verification, that this transaction will be completed in a timely fashion and that all consents and approvals of governmental and regulatory authorities or otherwise (regardless of whether legal or contractual) that are required to complete this transaction can be obtained without having any adverse effect on the Companies or the benefit that is expected from this transaction, that the content of such consents and approvals will not affect the Share Transfer Ratio, and furthermore that any orders, measures, or dispositions that are issued or imposed on the Companies by a regulatory authority, etc. will, except for those disclosed by the Companies, either not have an effect on the Companies’ future results or will not occur in the future. Mizuho Securities is not an expert in relation to law, regulation, accounting or taxation, and it has relied on the evaluations carried out by the Companies’ outside experts regarding such matters.

In addition, Mizuho Securities has not undertaken an independent evaluation or assessment of the assets or liabilities (including derivatives transactions, off-balance-sheet assets and liabilities or other contingent liabilities) or the reserves of the Companies or their respective affiliates, it has not analyzed the appropriateness of valuations for accounting or taxation purposes or the suitability of accounting treatments or taxation treatments, and it has not been provided with any such evaluations, assessments, or analyses by a third party or requested them to a third party. Mizuho Securities does not bear a duty to assess the assets or facilities of the Companies or their respective affiliates, and it has not evaluated the shareholders’ equity or solvency of the Companies or their respective affiliates based on laws regarding insolvency or bankruptcy, etc.

It has also assumed that the Companies and their respective affiliates have not in the past executed contracts, agreements, or any other documents that will have a material effect on the Share Transfer Ratio and have not made such decisions, and will not execute such documents or make such decisions in the future, and that in the future the execution of this transaction will not breach material agreements that are binding on the Companies or their respective affiliates, and will not give rise to a right to cancel such a material agreement or a right to declare non-performance or exercise a remedy pursuant to such an agreement. Mizuho Securities has assumed that there are no contingent liabilities regarding lawsuits or disputes, etc., or off-balance-sheet liabilities regarding the environment, taxation, or intellectual property rights, etc. on the part of the Companies and their respective affiliates, except for those stated in the Information and that the current insurance coverage for the business of the Companies is sufficient to ensure their stable business operations.

The Opinion is necessarily premised on the financial conditions, economic conditions, market conditions, and other conditions that existed and could be evaluated as of the date of the Opinion, and it relies on the information that Mizuho Securities had obtained as of the date of the Opinion. In addition, information that Mizuho Securities had obtained as of the date of the Opinion, and facts that are potentially included in such information, whose effect on the corporate value of the Companies were not necessarily clear as of the date of the Opinion were not subject to the review by Mizuho Securities. In addition, Mizuho Securities has assumed now and in the future, there will no technological innovation or otherwise that will materially affect the financial forecast and business plans currently assumed by Companies. Consequently, it is possible that the opinion of Mizuho Securities will be affected if the facts that were assumed in the review under the Opinion have changed or had an effect on or after the date of the Opinion, or an effect on corporate value due to the discovery of potential facts such as those described above has become clear, but Mizuho Securities will not be responsible for amending, updating, supplementing, or reconfirming the Opinion.

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Mizuho Securities is expected to receive a fee (including success fee on the condition that this transaction is completed) from Nippon Shokubai as consideration for its services as a financial advisor of Nippon Shokubai in relation to this transaction. In the past Mizuho Securities and its group companies provided financial advisory services, fundraising support services and other services to the Companies and their respective affiliates, for which Mizuho Securities and its affiliates have received compensation. Nippon Shokubai has agreed to compensate Mizuho Securities for certain obligations that arise on the part of Mizuho Securities due to its participation, including in relation to the submission of the Opinion. Furthermore, in the ordinary course of business or in relation to this transaction, Mizuho Securities or companies in the Mizuho Financial Group of which Mizuho Securities is a member may, on their own accounts or on customers’ accounts, underwrite, hold, or sell various financial instruments including certain shares, bonds or other securities issued by either of the Companies or their respective affiliates, and they may possibly hold positions in such financial instruments from time to time, and may possibly carry out derivatives transactions pertaining to either of the Companies or their respective affiliates, or to various financial instruments issued by those Companies. In addition, it is possible that Mizuho Securities or companies in the Mizuho Financial Group of which Mizuho Securities is a member may, in the course of ordinary business or in relation to this transaction, have financing or other transactional relationships with either of the Companies or their respective affiliates and receive consideration regarding such acts.

Mizuho Securities was not required to submit an opinion on proceeding with this transaction or on the business decision-making at Nippon Shokubai that is the premise for executing this transaction, and the Mizuho Securities’ opinion does not cover such matters in any respect. The Share Transfer Ratio should be decided through discussions between the Companies and then approved by Nippon Shokubai Board of Directors. The Opinion is one of factors which may be used to study this transaction by Nippon Shokubai and thus does not constitutes a decisive factor to form an opinion of Nippon Shokubai Board of Directors with respect to this transaction or the Share Transfer Ratio. In addition, Mizuho Securities was not requested to submit an opinion on transactions other than this transaction or on the comparative merits and demerits of this transaction and other transactions, and such opinions are not represented in the Opinion. Mizuho Securities does not bear a duty to encourage Nippon Shokubai or the board of directors of Nippon Shokubai to gather the concerns of third parties related to this transaction, and it has not carried out such encouragement.

Mizuho Securities’ opinion is limited to whether the Share Transfer Ratio is appropriate for the common shareholders of Nippon Shokubai from a financial point of view as of the date of the Opinion, and Mizuho Securities has not represented an opinion regarding the appropriateness of the Share Transfer Ratio for holders of other types of securities, creditors, or other related parties of Nippon Shokubai. The Opinion is not intended to be and has not represented the Nippon Shokubai common shareholders how they should vote or act with respect to any matter relating to this transaction. Furthermore, it expresses no opinion with respect to this transaction schemes, structure and other various terms and conditions of this transaction (excluding the Share Transfer Ratio), nor does it express opinions with respect to the amount or nature of any compensation relative to this transaction payable to any directors, executive officers or employees of either Companies, or any class of such persons, or with respect to the appropriateness of any such compensation.

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Appendix 2: Assumptions, etc. of Nomura Securities’ Fairness Opinion

Nomura Securities has assumed and relied upon the accuracy and completeness of all public information reviewed by Nomura Securities and all financial, legal, regulatory, tax, accounting and other information provided to Nomura Securities for the purpose of rendering a fairness opinion that the Share Transfer Ratio to be used for the Share Transfer is appropriate for Sanyo Chemical from a financial perspective (the “Fairness Opinion (Nomura)”). Nomura Securities did not independently verify the accuracy and completeness of such information, nor does Nomura Securities assume any responsibility for doing so. Nomura Securities has not made any independent valuation, appraisal or assessment of any of the assets or liabilities (including derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of Sanyo Chemical and Nippon Shokubai and their affiliates, including analyses or valuations of individual assets or liabilities. Moreover, Nomura Securities has not made any request to a third party for such valuation, appraisal or assessment. With respect to the financial projections and other forward-looking information concerning Sanyo Chemical and Nippon Shokubai provided to Nomura Securities, Nomura Securities has assumed that such information concerning Sanyo Chemical was reasonably prepared by the management of Sanyo Chemical based on the best and bona fide estimates and judgments currently available, that such information concerning Nippon Shokubai was reasonably reviewed and confirmed by the management of Sanyo Chemical based on the best and bona fide estimates and judgments currently available, and that the future financial condition of Sanyo Chemical and Nippon Shokubai will be consistent with such projections. In preparing the Fairness Opinion (Nomura), Nomura Securities has relied upon such projections and other forward-looking information without independent verification. Nomura Securities provides no assurance whatsoever concerning the achievability of such financial projections. Nomura Securities has assumed, without independent verification and assumption of any responsibility thereof, that the Share Transfer will be carried out lawfully and validly in accordance with the terms set forth in the Final Agreement and that the Share Transfer will not have any tax consequences different from the assumed consequences provided to Nomura Securities. In addition, Nomura Securities has assumed, without independent verification and assumption of any responsibility thereof, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Share Transfer will be obtained without any adverse effect on the contemplated benefits of the Share Transfer and that the Share Transfer will be consummated in accordance with the terms of the Final Agreement, without waiver, modification or amendment of any material term or agreement therein. Nomura Securities was not asked by Sanyo Chemical to provide, and has not provided, any opinion on any transaction other than the Share Transfer or on the relative merits of the Share Transfer as compared to any other transaction. Nomura Securities is under no obligation to Sanyo Chemical or its Board of Directors to solicit indications of interest from any third party in connection with the Share Transfer, nor did Nomura Securities make any such solicitations.

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Nomura Securities has acted as the financial advisor to Sanyo Chemical in connection with the Share Transfer and has been involved in a part of the negotiation thereto. Nomura Securities expects to receive from Sanyo Chemical fees for such services, including a fee contingent on submission of the Fairness Opinion (Nomura) and the consummation of the Share Transfer. In addition, Nomura Securities expects to receive from Sanyo Chemical reimbursement of certain expenses incurred by Nomura Securities and its affiliates. The waiver and indemnity clauses specified in the agreement between Nomura Securities and Sanyo Chemical are applicable in connection with the rendering of the Fairness Opinion (Nomura). Nomura Securities and its affiliates may have provided in the past and may in the future provide investment banking, other financial instruments and financing services or other similar services to Sanyo Chemical, Nippon Shokubai, or their affiliates, for which Nomura Securities and its affiliates would expect to receive compensation. As of the date hereof, Nomura Holdings, Inc., Nomura Securities’ wholly owning parent company, owns 40,000 shares of common stock of Nippon Shokubai. In the ordinary course of business, Nomura Securities and its affiliates may from time to time acquire, hold or sell certain equity, debt and other securities and various types of financial instruments, including derivatives, of Sanyo Chemical, Nippon Shokubai, or their affiliates for Nomura Securities’ own account or the accounts of Nomura Securities’ clients.

Nomura Securities’ opinion expressed in the Fairness Opinion (Nomura) (“Nomura’s Opinion”) is provided for the information and assistance of the Board of Directors of Sanyo Chemical in connection with its consideration of the Share Transfer Ratio. Nomura’s Opinion addresses only the fairness of the Share Transfer Ratio, from a financial point of view, under the conditions and assumptions set out in the Fairness Opinion (Nomura). Nomura Securities was not asked to provide, and does not provide herein, any opinion on any of the premises or assumptions upon which the determination of the Share Transfer Ratio was based or the underlying business decision of Sanyo Chemical to proceed with the Share Transfer. Nomura’s Opinion does not constitute a recommendation as to how any holder of the shares of Sanyo Chemical common stock should vote or act on any matter relating to the Share Transfer. Furthermore, the Fairness Opinion (Nomura) does not purport to provide any opinion on the past, current and future market prices of the common stock of Sanyo Chemical and Nippon Shokubai or the common stock of the Integrated Holding Company, which will be allotted to holders of Sanyo Chemical shares. Nomura Securities does not provide independent advice related to legal, regulatory, tax, accounting or environmental matters in connection with the Share Transfer, and has relied upon the judgment of Sanyo Chemical or its third-party advisors concerning such matters.

Except as otherwise specially permitted under the agreement between Sanyo Chemical and Nomura Securities, the Fairness Opinion (Nomura) may not be disclosed to any other person or used for any purpose other than as originally intended. Sanyo Chemical may not disclose, refer to, transmit or use the Fairness Opinion (Nomura), in whole or in part, without Nomura Securities’ prior consent in writing.

Nomura’s Opinion is based on financial, economic, market, business and other conditions as they exist on the date of the Fairness Opinion (Nomura), and relies upon information that Nomura Securities has as of the date of the Fairness Opinion (Nomura). Although Nomura’s Opinion may be affected by future changes in conditions, Nomura Securities does not assume any responsibility to modify, change or supplement this opinion in the future.

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